UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 16, 2001

Date of Report (Date of earliest event reported)

EXABYTE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18033	84-0988566
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1685 38th Street
Boulder, Colorado 80301
(Address of principal executive offices)

(303) 442-4333

Registrant's telephone number, including area code

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5. Other Events

Effective April 16, 2001, Exabyte Corporation issued to State of Wisconsin Investment Board 1,500,000 shares of 9% Cumulative Series G Convertible Preferred Stock pursuant to a Share Purchase Agreement, dated as of April 12, 2001. These shares were issued in a private transaction exempt from registration pursuant to Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended. The Preferred Stock is convertible at the option of the holder into a number of shares of Common Stock equal to the initial purchase price of the Preferred Stock, $2.00 per share, divided by the conversion price of $2.40 per share, subject to adjustment for stock splits, stock dividends and other similar changes in its capital stock. The Company has reserved 1,250,000 shares of its Common Stock for issuance upon conversion of the Series G Preferred Stock. Dividends accrue at a rate of 9% per annum and are payable annually in cash; except that they may be paid in shares of Common Stock, at a price of $2.00 per share, if the Company is prohibited from paying cash dividends under any agreement in place as of April 16, 2001. Exabyte's bank line of credit agreement with Congress Financial Corporation currently prohibits the payment of cash dividends.

The holder of the Series G Preferred Stock is entitled to vote with shares of Common Stock (and not as a separate class) at any annual or special meeting of the Company's stockholders; provided, however, that without the prior written unanimous consent of the Series G Preferred Stock, the Company may not take certain actions, including any asset transfer or acquisition (which terms are defined in the Certificate of Designation).

The Share Purchase Agreement does not provide either for warrant coverage or for any downward adjustment in the conversion price of the Preferred Stock based upon the market price of the underlying Common Stock. However, if prior to July 15, 2001 the Company sells any Common Stock or securities convertible into or exchangeable for shares of Common Stock at a price per share less than $2.40 (other than in a Permitted Issuance), the Company must pay to State of Wisconsin Investment Board an amount in cash equal to the number of shares of Common Stock underlying the Preferred Stock multiplied by the difference between $2.40 and the price at which such shares are sold, or may be converted or exchanged. The Share Purchase Agreement defines a "Permitted Issuance" as any issuance by the Company pursuant to its stock option or stock purchase plans or in connection with a merger, sale of all or substantially all of the assets of the Company, exchange offer or tender offer for outstanding securities of the Company or other business combination

In connection with the sale of Series G Preferred Stock on April 16, 2001, the Company has agreed to amend its stock option plans and by-laws, on or before May 16, 2001, to provide that, unless approved by the holders of a majority of the shares present and entitled to vote at a duly convened meeting of stockholders, Exabyte shall not (i) grant any stock options with an exercise price that is less than 100% of the fair market value of the underlying stock on the date of grant; or (ii) reduce the exercise price of any stock option granted under any existing or future stock option plan; and has further agreed to amend its by-laws to provide that unless approved by the holders of a majority of the shares present and entitled to vote at a duly convened meeting of stockholders, the Company shall not sell or issue any security convertible, exercisable or exchangeable into shares of Common Stock, having a conversion, exercise or exchange price per share which is subject to downward adjustment based on the market price of the Common Stock at the time of conversion, exercise or exchange of such security into Common Stock (except for appropriate adjustments made to give effect to any stock split, stock dividends or other similar change in the Company's Common Stock).

A copy of the Share Purchase Agreement and Certificate of Designation have been incorporated by reference as exhibits to this Report .

Item 7. Financial Statements and Exhibits
Exhibit	Description
3.1	Certificate of Designation of Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of Series G Convertible Preferred Stock of Exabyte Corporation
3.2	Amendment to the By-laws of the Company
10.1	Exabyte Share Purchase Agreement, by and among Exabyte Corporation and State of Wisconsin Investment Board, entered into as of April 12, 2001
99.1	Press Release issued April 17, 2001 announcing sale of 1,500,000 shares of Series G Preferred Stock to State of Wisconsin Investment Board

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

EXABYTE CORPORATION
(Registrant)
Date	April 27, 2001	By	/s/ Stephen F. Smith
Stephen F. Smith
Vice President, Chief Financial Officer, General Counsel & Secretary (Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

Exhibit	Description
3.1	Certificate of Designation of Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of Series G Convertible Preferred Stock of Exabyte Corporation (1)
3.2	Amendment to the By-laws of the Company (1)
10.1	Exabyte Share Purchase Agreement, by and among Exabyte Corporation and State of Wisconsin Investment Board, entered into as of April 12, 2001. (1)
99.1	Press Release issued April 17, 2001 announcing sale of 1,500,000 shares of Series G Preferred Stock to State of Wisconsin Investment Board.

(1)   Filed as an Exhibit to the Company's Annual Report on Form 10-K, filed with the SEC on April 27, 2001, and incorporated herein by reference.